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                                                                    EXHIBIT 99
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[ZOLTEK logo]

FOR IMMEDIATE RELEASE                               NASDAQ NMS SYMBOL:  "ZOLT"
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                      ZOLTEK COMPLIES WITH NASDAQ RULE

         ST. LOUIS, MISSOURI -- MAY 25, 2005 -- Zoltek Companies, Inc. today announced that it has been notified by The Nasdaq Stock Market that Zoltek is now in full compliance with Nasdaq's periodic filing requirements based on the filing of the Company's Form 10-Q for the period ended March 31, 2005. As a result, Nasdaq has informed Zoltek that its common stock is no longer subject to delisting due to the delay in filing Zoltek's 10-Q, and that Nasdaq will remove the fifth character "E" from the Company's trading symbol at the opening of business on May 27, 2005. Zoltek's Chief Executive officer, Zsolt Rumy, commented "We are pleased that this short lived issue, which is unrelated to the operating aspects of our business has been successfully resolved."

                      FOR FURTHER INFORMATION CONTACT:

                    ZSOLT RUMY, CEO OR KEVIN SCHOTT, CFO
                             3101 MCKELVEY ROAD
                             ST. LOUIS, MO 63044
                               (314) 291-5110

This press release contains forward-looking statements, which are based upon the current expectations of the Company. Because these forward-looking statements are inherently subject to risks and uncertainties, there are a number of factors that could cause the Company's plans, actions and actual results to differ materially. Among these factors are the Company's ability to: re-activate its formerly idle manufacturing facilities on a timely and cost-effective basis, to meet current order levels for carbon fibers; successfully add new capacity for the production of carbon fiber and precursor raw material; execute plans to exit its specialty products business and reduce costs; achieve profitable operations; maintain its Nasdaq National Market listing and raise new capital and increase its borrowing at acceptable costs; manage changes in customers' forecasted requirements for the Company's products; continue investing in application and market development; manufacture low-cost carbon fibers and profitably market them; and penetrate existing, identified and emerging markets. The timing and occurrence (or non-occurrence) of transactions and events that determine the future effect of these factors on the Company, as well as other factors, may be beyond the control of the Company. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.